EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Form S-2 No. 333-69858; (ii) Forms S-3 No. 33-57119, No. 333-64381, No. 333-84774, No. 333-115083, No. 333-142072 and No. 333-157286; (iii) Form S-4 No. 333-19113 and (iv) Forms S-8 No. 2-93146, No. 333-61765, No. 333-61767, No. 33-41408 and No. 333-157283) of Urstadt Biddle Properties Inc. and in the related Prospectus of our reports dated January 12, 2010, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc., and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2009.

New York, New York	/s/ PKF
January 12, 2010	Certified Public Accountants
A Professional Corporation